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                                                                  EXECUTION COPY

                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

                THIS AGREEMENT (the "Agreement"), is made as of the first day of October, 2001 ( the "Effective Date"), between Asia Global Crossing Ltd., a Bermuda corporation ("AGC"), and William Barney ("Executive").

                For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, AGC and Executive hereby agree as follows:

                1. EMPLOYMENT.

                Subject to the terms and conditions hereinafter contained, AGC hereby employs Executive to commence work on October 1, 2001, and Executive accepts employment by AGC.

                (a) During the Term (as defined below), Executive shall hold the title of President--Business Services of AGC, or such other more senior position to which he may be appointed, and shall have such duties and responsibilities as are commensurate with such positions, including, without limitation, initial responsibilities for AGC's Enterprise Sales, Customer Service, Product Management--Services, Sub-Sea Construction and Network Operations and Engineering. In performing such functions, Executive shall be responsible for day-to-day leadership in directing the Business Services Organization. Executive shall report directly to the current Chief Executive Officer ("CEO") of AGC, for so long as he is employed by AGC or acting in such capacity, and shall thereafter report directly to the Board of Directors of AGC (the "Board") or to the GC Chief Executive Officer, GC President, or to such other senior executive non-Asia Pacific region leadership position with comparable responsibilities at the level of President as may be created. Executive, for the term of his Asia Pacific region assignment, shall not be required to report to anyone within such region organization structure, with the exception of the current CEO of AGC. During the Term, Executive's principal place of business shall be in Hong Kong.

                (b) Executive shall faithfully serve AGC to the utmost of his ability and shall use his best efforts to promote the interests of AGC and shall devote all of his time and attention during the normal working hours of AGC (and, for no further remuneration, during such additional hours as shall be necessary for the proper performance thereof) to the said duties. The foregoing shall not preclude Executive from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or, subject to Board approval, from serving on the boards of directors of other entities, provided none of such activities, investments and services materially interfere or conflict with Executive's responsibilities to AGC or compete, directly or indirectly, with AGC or its affiliates.

                (c) Executive shall comply with such written policies as AGC may issue from time to time to its officers and executives.


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                2. TERM.

                Subject to the provisions of Section 8 below, the term of this Agreement (the "Term") shall be three (3) years, commencing on the Effective Date and ending on the third anniversary thereof. Subject to Section 8 below, the Term and provisions of this Agreement shall automatically extend for additional one-year periods on and after the third anniversary of the Effective Date, unless either party notifies the other in writing at least ninety (90) days prior to the applicable anniversary date that the Term shall not be so extended. Upon notice of non-extension, Executive's employment hereunder shall terminate on the close of business on the applicable anniversary date.

                3. REMUNERATION.

                (a) BASE SALARY. AGC agrees to pay and Executive agrees to accept as compensation for the services rendered by Executive during his employment hereunder an annualized salary of $325,000 ("Base Salary"), less withholding taxes and other amounts required by applicable laws, to be paid in semi-monthly installments. In addition, Executive shall participate in AGC's US salary administration program (the "Salary Program"), shall be paid from the US payroll and shall be eligible for Base Salary increases in line with percentage increases provided to other AGC senior executives during the Salary Program year.

                (b) ANNUAL BONUS. Executive shall be eligible to receive an annual bonus ("Annual Bonus") equal to 50% of Base Salary ("Target") based upon individual and AGC performance. The Annual Bonus shall be paid in the sole discretion of the Board or its designee. All payments shall be made, less withholding taxes and other amounts required by applicable laws. The Board (or its designee) in its sole discretion may award an annual bonus greater than Target. Executive shall be eligible for a pro-rata Annual Bonus for 2001, provided he executes this Agreement prior to October 3, 2001.

                (c) HIRING BONUS. On the Effective Date, AGC shall pay Executive a hiring bonus (the "Hiring Bonus"), by wire transfer in readily available US federal funds, equal to the sum of (i) a net after-tax amount of $500,000, and
(ii) $220,000, which latter amount will be subject to all applicable payroll tax deductions. In the event Executive voluntarily terminates his employment with AGC (other than by reason of a Good Reason Event) prior to the first anniversary of the Effective Date, such amounts shall be re-payable by Executive to AGC on a pro rata basis. The hiring bonus referred to under clause (i) above shall be considered a tax-protected item under tax equalization calculation as an exception to AGC's Tax Equalization Policy annexed as Attachment A and incorporated herein by reference. AGC will bear any Hong Kong and US federal, state and local tax that may arise from the gross up and tax protection payments made pursuant this Subsection. AGC will bear, and will promptly pay on Executive's behalf, all interest, penalties and additions to tax that may arise from the Company's payments pursuant to this Subsection, or failure to make such payments (collectively "Tax Penalties"). Such Tax Penalties shall in all events be paid within the time prescribed after any final IRS determination that is no longer subject to appeal, or any earlier date that is necessary to avoid imposition of a lien on Executive's assets.



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                (d) AGC STOCK OPTIONS. Subject to approval by the Compensation
Committee of the Board (the "Compensation Committee"), Executive shall be granted an option to purchase 1,000,000 shares of AGC Class A common stock (the "AGC Stock Options") pursuant to the terms of AGC's 2000 Stock Incentive Plan, at an exercise price per share equal to the fair market value on the day such approval is obtained. AGC agrees to seek such approval at the first meeting of the Compensation Committee held after the Effective Date. The options shall vest and become exercisable as follows: one third (1/3) on the first anniversary of the Effective Date, one third (1/3)on the second anniversary of the Effective Date, and the final one third (1/3) on the third anniversary of the Effective Date. The AGC Stock Options shall be subject to additional terms and conditions, not inconsistent with this Agreement, as may be determined by the Compensation Committee; provided, however, that Executive's prior approval shall be required for any terms and conditions which are less favorable to him than the terms and conditions of the Plan and the standard form of AGC Non-Qualified Stock Option Agreement, true and complete copies of which are annexed hereto as Attachments "B" and "C" hereto and are incorporated herein by reference.

                (e) CHANGE IN CONTROL AGREEMENT. Contemporaneously with the execution of this Agreement, Executive and AGC shall enter into a Change in Control Agreement, in the form annexed hereto as Attachment "D" hereto and is incorporated herein by reference.

                4. PERQUISITES AND BENEFITS.

                (a) General. Executive shall be treated in the same manner as, and shall be entitled to such benefits and other perquisites as provided to the other senior executives of AGC.

                (b) Medical, Dental, Insurance, etc. Executive shall be entitled to participate, subject to any rules and conditions and applicable laws and regulations, in all US medical, dental, life insurance and/or disability insurance plan established and operated by AGC, for the benefit of senior executives of AGC and their dependents. Any such plan may be changed from time to time in the sole discretion of AGC, provided that Executive shall at all times be covered by AGC's US-based plans, notwithstanding his place of employment. To the extent allowable under the terms of any insurance coverage and/or benefit plans, Executive's coverage and/or participation shall commence on the date hereof. In addition, AGC will (i) reimburse Executive on a tax equivalent basis for COBRA costs incurred prior to commencement of medical coverage under the AGC plans, (ii) reimburse Executive on a tax equivalent basis for an annual physical for himself and his family if not covered by the AGC medical plan, and (iii) cover Executive at AGC's expense for workers' compensation and disability insurance as required by law.

                (c) 401(k) Plan. Subject to applicable terms and conditions and applicable law, Executive shall be entitled to participate in any all tax qualified and non tax-qualified retirement plan adopted by AGC.

                (d) Mail Forwarding. Executive shall be provided with weekly three day express mail forwarding service from the US to Hong Kong



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                (e) Cost of Living Allowance. During the Term, Executive shall be entitled to a monthly cost of living differential, designed to provide a comparable standard of living while assigned in Hong Kong. The allowance of $6,337.00 shall be paid to Executive monthly, and shall be "grossed-up" to account for any US, country and local tax implications.

                (f) Transportation Allowance. During the Term, Executive shall be entitled to an annual allowance of not greater than HK$10,000 per month to lease a vehicle that is consistent with local policy.

                (g) Housing Allowance. Executive shall be provided with a housing allowance, not to exceed HK$150,000 per month, including utilities. The lease for such housing will be in the name of AGC; provided, that Executive is required to reimburse AGC for any loss of security deposit resulting from damage in excess of normal wear and tear to the living quarters.

                (h) Home Country Housing. Executive acknowledges that he will retain all responsibility for US housing obligations including rent, the disposition of a rented home or apartment, maintenance, tax obligations, rental management arrangements and fees.

                (i) Club Membership. During the Term, AGC shall reimburse Executive for dues, business expenses, initiation fees and bond, as applicable, for LRC or America Club.

                (j) Home Leave. As of the Effective Date, and upon each anniversary of the Effective Date thereafter, Executive shall be entitled to annual home leave which shall include air transportation for Executive and his family in business class via the most direct route to Fort Myers, Florida. AGC shall pay for home leave transportation to other locations, provided the airfare would not exceed the cost to Fort Myers, Florida. The duration of home leave shall be two (2) weeks, which shall count against Executive's vacation entitlement as provided in Section 6 hereof; provided, that travel days shall not counted against home leave. Notwithstanding anything herein to the contrary, pay-in-lieu of home leave transportation shall not be available to Executive.

                (k) Emergency Travel.

                (i) At the discretion of the Board, in the event of the death of immediate family members (father, mother, children, grandparents, brothers, sisters), AGC will reimburse the cost of round trip business airfare, transportation to and from the airport, and any airport taxes for Executive and Executive's accompanying family members. Temporary living expenses during such time shall not be reimbursed. Length of such leave will be based on the home country plan covering such events (exclusive of travel time).

                (ii) In the event of serious illness or injury of Executive requiring medical services not available in Hong Kong, AGC will provide appropriate round trip transportation for Executive in order to be provided with required



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        medical expertise. Temporary living expenses during such time shall not be reimbursed.

                (l) Tax Equalization Policy. Executive's shall have the benefit of, and his tax responsibility will be administered in accordance with, AGC's Tax Equalization Policy, as modified by the provisions of Attachment A and
Section 3(c) hereof.

                (m) Repatriation. Upon the completion of Executive's expatriate assignment, he shall be entitled to re-shipment of Household Goods (as defined in Section 5), reimbursement for reasonable travel expenses and temporary living expenses in connection with Executive's repatriation.

                5. RELOCATION

                (a) In connection with Executive's relocation, AGC shall assume all reasonable and customary expenses incurred for insuring and moving of personal household goods, including moving of antiques and liquids (collectively, "Household Goods"). Notwithstanding the foregoing, AGC shall neither pay for packing, storing, shipping, servicing, nor assume any responsibility for loss damage to items such as automobiles, boats, trailers, jewelry, or pianos, which items shall not be considered Household Goods.

                (b) Upon the start of Executive's relocation process, Executive shall be provided a "settling-in allowance" equal to one-month's Base Salary (net of applicable taxes) to cover non-reimbursable relocation expenses such as excess luggage, replacement of household supplies, tipping of moving crews, etc.

                6. VACATION.

                (a) Executive shall be entitled to four weeks of paid vacation per year, in addition to local Hong Kong holidays and travel days. Executive is encouraged to take all vacation and may not carry over more than four weeks unused vacation per year.

                (b) Subject to subsection (a) above, upon termination of Executive's employment for whatever reason, Executive shall be entitled to accrued vacation pay through the date of termination.

                7. EXPENSE REIMBURSEMENTS.

                Executive shall be reimbursed for reasonable business expenses incurred by Executive on behalf of AGC, including but not limited to, business class travel for all flights and all other travel and entertainment expenses in accordance with AGC policies.

                8. TERMINATION/RESIGNATION.

                Subject to the provisions below, Executive may be terminated by AGC at any time, with or without cause. Executive may resign at any time.



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                (a) Termination For Cause. Actions or omissions which will entitle AGC to terminate Executive for cause ("Termination for Cause") shall include the following:

                (i) conviction of a felony; or conviction of a crime of moral turpitude which causes serious economic injury or serious injury to AGC's reputation; or

                (ii) material breach of the Proprietary Information Agreement attached hereto as Exhibit "D" and incorporated herein by reference; or

                (iii) fraud or embezzlement; intentional misconduct or gross negligence which has caused serious and demonstrable injury to AGC or its affiliates; or

                (iv) egregious performance or failure to perform Executive's duties hereunder; provided that a failure to achieve performance objectives shall not by itself constitute grounds for Termination for Cause.

                Upon notice by AGC to Executive that it is terminating Executive pursuant to a Termination for Cause, the "Termination Date" shall be the date on which such notice is mailed or hand-delivered, or as otherwise specified in the notice of termination, to Executive. Upon Termination for Cause, Executive shall not be entitled to receive any further compensation or payments hereunder (except for Base Salary relating to Executive's services prior to the Termination Date, any unpaid Annual Bonus relating to the year immediately prior to the year in which the Termination Date occurs, and accrued vacation pursuant to Section 6(b) hereof, less withholding taxes, and other amounts required by applicable laws) (collectively, "Accrued Obligations"). Any unvested AGC Stock Options shall immediately be canceled as of the Termination Date. Vested AGC Stock Options shall be subject to the provisions of Executive's stock option agreement and the AGC stock option plan.

                (b) TERMINATION OTHER THAN FOR CAUSE. Executive may be terminated by AGC at any time and for any (or no) reason, upon the giving of notice by AGC to Executive of termination other than a Termination for Cause. In such event, AGC may, in the notice of termination, discharge Executive immediately or as of such future date, not to exceed one month, as AGC may determine to be appropriate. In the event that Executive is terminated pursuant to this subsection, then, within five business days of termination (i) Executive shall receive payment of all Accrued Obligations, (ii) Executive shall receive a lump sum payment equal to two (2) times the sum of Base Salary and Annual Bonus (calculated at Target), (iii) the AGC Stock Options that are vested as of the Termination Date may be exercised after termination in accordance with their terms, and (iv) Executive shall be provided with transportation and shipment of Household Goods to Ft. Myers, Florida.

                (c) DEATH OR DISABILITY. In the event Executive's employment is terminated by AGC due to death of the Executive or due to a disability which renders Executive unable to fulfill his duties on a full-time basis for more than 120 days during any 12-month period (a "Disability"), then (i) Executive or his estate shall receive all



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Accrued Obligations, and (ii) the AGC Stock Options shall become immediately vested and may be exercised after termination in accordance with their terms.

                (d) RESIGNATION FOR GOOD REASON. Except as provided above, events which shall entitle Executive to resign for Good Reason ("Good Reason Event") during the Term shall include the following:

                (i) A material adverse change in Executive's titles or in the reporting relationships set forth in Section 1 hereof, or in any more senior titles to which he may be appointed during the Term; or

                (ii) there is a material diminution in the nature or scope of Executive's authority, powers, functions, duties or responsibilities as provided under this Agreement, or from any greater authority, powers, functions, duties or responsibilities Executive acquires during the Term; or

                (iii) there is a substantial and continued reduction in support service, staff, secretarial assistance or office space to a level at which Executive is unable to perform his duties; or

                (iv) AGC shall fail to grant the AGC Stock Options as contemplated by this Agreement or AGC shall fail to make any payments due under this Agreement; or

                (v) any successor of AGC fails to assume in writing all of AGC's obligations hereunder on or prior to the succession date, unless such assumption otherwise occurs by operation of law.

Following the occurrence of a Good Reason Event, Executive shall have the right to deliver a notice of breach to AGC detailing the specific Good Reason Event that has occurred. In the event that AGC does not cure the breach within 60 days after receipt of notice, then Executive shall have 30 days to deliver notice of resignation. Upon such resignation, (i) Executive shall receive the same payments and benefits as if he had been terminated by AGC without Cause.

                (e) EXPIRATION OF TERM. Upon expiration of the Term without renewal as a result of AGC's having given notice of nonrenewal pursuant to
Section 2 hereof, Executive shall be receive the same payments and benefits as if he had been terminated by AGC without Cause.

                9. CONFIDENTIALITY AND PROPRIETARY INFORMATION.

                Executive shall comply in all respects with the terms and conditions of the Proprietary Information Agreement.

                10. HOLD HARMLESS.

                AGC agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding relating to Executive's employment



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arrangements with his prior employer, AGC will indemnify and hold Executive harmless to the fullest extent legally permitted against all cost, expense or liability (including, without limitation, attorney's fees, judgments, fines, or penalties and amounts paid or to be paid in settlement) reasonably incurred by Executive in connection therewith. AGC will advance to Executive all reasonable costs and expenses incurred by Executive in connection with any such proceeding within 20 days after receipt by AGC of a written request for such advance. Executive shall notify AGC promptly, and in any event within 15 days, of any event that may give rise to a claim under this Section 10. Failure to notify will result in loss of Executive's protections under this Section 10 to the extent such failure actually prejudices AGC's ability to defend against prior employer. Executive represents that AGC has been given true, correct and complete copies of all agreements, policies and other documents constituting "Executive's employment arrangements with his prior employer". Provided AGC is in compliance with its obligations under this paragraph, AGC shall have the power to choose counsel for Executive and to instruct counsel and otherwise control the defense of any claim which is the subject to this Section 10, including the right to settle such claim without Executive's consent.

                11. MISCELLANEOUS.

                (a) NOTICES. Any notice or other communications provided for in this Agreement shall be in writing and deemed received upon receipt after delivery by certified mail, return receipt requested, or by hand as follows: in the case of AGC, to the Board of Directors of AGC, Attention: Chairman, at 360 North Crescent Drive, Beverly Hills, California 90210 or such other address at which the office of the Chairman of AGC may be located; and in the case of Executive, at 503B Queens Garden, 9 Old Peak Road, Hong Kong, SAR , with a copy to Stephen Lindo, Esq. at Wi1lkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019-6099.

                (b) MODIFICATION/WAIVER. No waiver or modification in whole or in part of this Agreement, or any term or condition hereof, shall be effective against any party unless in writing and duly signed by the parties hereto. Any waiver or any breach of any provision hereof, or of any right or power by any party on one or more occasions shall not be construed as a waiver of, or a bar to, the exercise of such right or power on any other occasion or as a waiver of any subsequent breach.

                (c) SEVERABILITY. Each provision of this Agreement shall be interpreted so as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision of the remaining provisions of this Agreement.

                (d) BINDING EFFECT; SUCCESSORS. This Agreement shall inure to the benefit of and shall be binding upon AGC and its successors, assigns and legal representatives and Executive, his heirs and legal representatives. Executive may not assign, transfer, or otherwise dispose of this Agreement, or any of his other rights or obligations hereunder (other than his rights to payments hereunder, which may be



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transferred only by will or by the laws of descent and distribution), without the prior written consent of AGC, and any such attempted assignment, transfer or other disposition without such consent shall be null and void. AGC shall be entitled to assign this Agreement, without the prior written consent of Executive, (i) in connection with the merger or consolidation of AGC with another unaffiliated corporation or (ii) in connection with the sale of all or substantially all of the assets or business operations of AGC to another person or entity, provided that such assignee expressly assumes all of the rights and obligations of AGC hereunder. After any such assignment" this Agreement shall continue in full force and effect.

                (e) ENTIRE AGREEMENT. This Agreement (and any other agreements referenced herein) sets forth the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all other agreements and understandings, written or oral, between the parties hereto with respect to the subject matter hereof.

                (f) CONTROLLING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to conflict of laws.

                (g) AUTHORITY. AGC represents that, as of the Effective Date, it has obtained all approvals, including Board and Compensation Committee approvals (other than as permitted by Section 3(d)), required pursuant to this Agreement and that no other agreements prevent or interfere with AGC's ability to enter into this Agreement.

                (h) BINDING ARBITRATION. Any controversy arising out of or relating to this Agreement or the breach hereof shall be settled by binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (with the exception that there will be a panel of three arbitrators rather than a single arbitrator) and judgement upon the award rendered may be entered in any court having jurisdiction thereof. Specific performance, injunctive relief and other remedies at law and equity shall be permitted to enforce the provisions hereof regarding confidentiality, non-solicitation, the grant of AGC Stock Options and "Change in Control." The costs of any such arbitration proceedings shall be borne equally by AGC and Executive. Neither party shall be entitled to recover attorney's fee or costs expended in the course of such arbitration or enforcement of the awarded rendered thereunder. The location for the arbitration shall be New York City, New York.

                (i) LEGAL FEES. AGC shall reimburse Executive for all reasonable legal fees and costs incurred in the negotiation and preparation of this Agreement, up to a maximum of US$20,000.

                (j) COUNTERPARTS. This Agreement may be executed in counterparts. Execution by facsimile shall be binding on the parties.

                (k) MITIGATION AND OFFSET. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment.



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                (l) PROVISIONS TO SURVIVE TERMINATION. Upon any termination of
Executive's employment, the provisions of Sections 3, 4 and 7 through 11 shall survive to the extent necessary to give effect to the provisions thereof.

                    [Signatures to appear on following page.]



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                IN WITNESS WHEREOF, AGC and Executive have executed this
Agreement as of the day and year first above written.

ASIA GLOBAL CROSSING LTD.

BY:    /s/ JOHN J. LOBIANCO                  DATE:  October 1, 2001
  --------------------------------
NAME:  John J. LoBianco
     -----------------------------
TITLE: Vice President - Human Resources
      ----------------------------


AGREED AND ACCEPTED:


   /s/ WILLIAM BARNEY                        DATE:  October 1, 2001
----------------------------------
WILLIAM BARNEY



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ATTACHMENT A

TAX EQUALIZATION POLICY

For tax periods beginning with January 1, 2001 and ending with the last day of the term of this Agreement, Executive's tax responsibility will be administered in accordance with AGC's Tax Equalization Policy. As such, a hypothetical US income tax will be deducted from Executive's base salary, signing bonus (subject to Subsection 3(c) of the Agreement), annual bonus, option exercises, and any other non-allowance payments to approximate Executive's tax liability as if he had remained in the home country. When Executive's final US income tax return is filed his hypothetical tax will be recalculated and adjustments, if any, will be made. Executive's actual marginal Hong Kong and US federal, state and local tax on employment income will be paid by AGC.

All payments to be made to Executive or on his behalf under this agreement will be made in US dollars.

Hong Kong and US federal, state and local taxes on non-employment-related income will be Executive's responsibility.

An accounting firm selected by the Company, will assist in the preparation and filing of Executive's Hong Kong and US federal, state and local returns at the Company's expense and will provide the Company with a statement of the tax liability on Executive's total income subject to limitations.



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